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                                                                       EXHIBIT 2
                                                                  EXECUTION COPY


                             STOCK OPTION AGREEMENT

        THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of September 18, 2000 by and between Sun Microsystems, Inc., a Delaware corporation ("Parent"), and Cobalt Networks, Inc., a Delaware corporation (the "Company").

                                    RECITALS:

        A. Parent, Merger Sub (as defined below) and the Company have entered into an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive Common Stock of Parent. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Reorganization Agreement.

        B. As a condition to Parent's willingness to enter into the Reorganization Agreement, Parent has requested that the Company agree, and the Company has so agreed, to grant to Parent an option to acquire shares of Common Stock, par value $0.0001 per share, of the Company ("Company Shares"), upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein and in the Reorganization Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

        1. Grant of Option. On the terms and subject to the conditions set forth herein, the Company hereby grants to Parent an irrevocable option (the "Option") to acquire up to a number of Company Shares equal to 19.9% of the issued and outstanding Company Shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) hereof) shall occur (the "Option Shares"), for a purchase price of $57.63 per share (the "Exercise Price").

        2. Exercise of Option. The Option may be exercised by Parent, in whole or in part, at any time or from time to time if the Reorganization Agreement is terminated pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(e) thereof, and an event causing the Termination Fee to become payable pursuant to Section 7.3(b) of the Reorganization Agreement occurs (any of such events being referred to herein as an "Exercise Event"). In the event that Parent shall elect to exercise the Option pursuant to this Section 2, Parent shall deliver to the Company a written notice (each an "Exercise Notice") specifying the total number of Option Shares that Parent wishes to acquire at such time pursuant to the exercise of the Option.

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        3. Closing of Option Exercise.

            (a) Each closing of a purchase of Option Shares pursuant to the exercise of the Option (a "Closing") shall occur on a date and at a time, prior to the termination of the Option pursuant to Section 4 hereof, designated by Parent in an Exercise Notice delivered to the Company at least two (2) business days prior to the date of such Closing, which Closing shall be held at the principal offices of the Company. Subject to the terms of Section 3(b) hereof, at any Closing, the Company shall deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 10 hereof, against payment by Parent to the Company of the aggregate purchase price in cash for the Company Shares so designated and being purchased at such Closing by delivery of a certified check or bank check, or wire transfer of immediately available funds to an account designated by the Company in writing.

            (b) The Company shall not be required to issue Option Shares to Parent pursuant to the exercise of the Option unless and until all of the following conditions have been satisfied or fulfilled:

                (i) all waiting periods under the HSR Act and any foreign laws which are applicable to the issuance of the Option Shares hereunder shall have expired or been terminated, and all foreign antitrust approvals applicable to such issuance shall have been obtained and shall be in full force and effect;

                (ii) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder will have been obtained or made, as the case may be; and

                (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance will be in effect, and no statute, rule, regulation, executive order, decree or other order applicable to the Company which has the effect of making such issuance unlawful shall be in effect.

It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective reasonable best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

        4. Termination of Option. The Option shall terminate upon the earlier to occur of (i) the Effective Time, (ii) twelve (12) full months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(d) thereof, if no event causing the Termination Fee to become payable pursuant to Section 7.3(b)(ii) of the Reorganization Agreement has occurred during such twelve (12) month period, (iii) twelve (12) full months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(e) thereof, (iv) in the event the Reorganization Agreement has been terminated pursuant to Section 7.1(b) or Section 7.1(d) thereof and the Termination Fee became payable


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pursuant to Section 7.3(b)(ii) thereof, twelve (12) full months following the payment of the Termination Fee; and (v) the date on which the Reorganization Agreement is terminated if neither a Triggering Event nor the announcement of an Acquisition Proposal by a third party occurred on or prior to the date of such termination; provided, however, that if the Option cannot be exercised by reason of any applicable governmental order or because the waiting period under the HSR Act related to the issuance of the Option Shares shall not have expired or been terminated, then the Option shall not terminate until the tenth (10th) business day after such impediment to exercise has been removed or has become final and not subject to appeal.

        5. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to Parent as follows:

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

            (b) The execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby.

            (c) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as such legality, validity, binding effect and enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally, general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

            (d) Except for any filings required under the HSR Act and applicable foreign laws, the Company has taken all necessary corporate and other action to authorize and reserve for issuance, and to permit the Company to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares to enable Parent to exercise the Option in full, and shall take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 9(a) hereof upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

            (e) Upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by or in respect of Parent.


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            (f) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder will not,
(i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected.

            (g) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act and any applicable foreign antitrust laws.

        6. Parent "Put" Rights.

            (a) Right to "Put" Option Shares. At the request of and upon notice by Parent to the Company (the "Put Notice"), at any time prior to the termination of the Option pursuant to Section 4 hereof (the "Purchase Period"), the Company (or any successor entity thereof) shall purchase the Option from Parent, to the extent not previously exercised, at the purchase price set forth in Section 6(a)(i) hereof (subject to and as limited by Section 6(a)(iii) hereof), and the Option Shares, if any, previously acquired by Parent pursuant to the exercise of the Option, at the price set forth in Section 6(a)(ii) hereof (subject to and as limited by Section 6(a)(iii) hereof):

                (i) The product obtained by multiplying (x) the difference between (A) the Market/Tender Offer Price (as defined below) for the Company Shares as of the date Parent delivers a Put Notice, and (B) the Exercise Price, by (y) the aggregate number of Company Shares that may then be purchased pursuant to the exercise of the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For all purposes of and under this Agreement, the term "Market/Tender Offer Price" shall mean the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date, and (B) the highest closing sale price of Company Shares then on the Nasdaq National Market during the twenty
(20) consecutive trading days ending on the trading day immediately preceding such date. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (A) if securities of the same class of the proponent of such consideration are traded on any national securities exchange or by any registered securities association, a value based on the final closing sale price during regular trading hours or the median between the final bid and asked prices at the close of regular trading hours for such securities on their principal trading market on such date, and (B) the value ascribed to such


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consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of the Company.

                (ii) The product obtained by multiplying (x) the sum of (A) the Exercise Price paid by Parent for Company Shares previously acquired pursuant to the exercise of the Option, and (B) the difference between (1) the Market/Tender Offer Price, and (2) such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price), by (y) the number of Company Shares so purchased.

                (iii) Notwithstanding anything to the contrary set forth in this
Section 6(a), the Company shall not be required to pay Parent, pursuant to the exercise by Parent of its rights under this Section 6, any amounts in excess of
(x) $79,000,000, plus (y) the Exercise Price paid by Parent for Company Shares previously acquired pursuant to the exercise of the Option, minus (z) any amounts paid to Parent by the Company pursuant to Section 7.3(b) of the Reorganization Agreement.

            (b) Payment and Redelivery of Option or Option Shares. In the event that Parent exercises its rights under Section 6(a) hereof, the Company shall, within five (5) business days after Parent delivers a Put Notice to the Company pursuant to Section 6(a) hereof, pay to Parent the required amount in cash by wire transfer of immediately available funds to an account designated by Parent in writing, and Parent shall surrender to the Company the Option and the certificates evidencing the Company Shares previously purchased by Parent pursuant to the exercise of the Option.

        7. Registration Rights of Parent.

            (a) Following the termination of the Reorganization Agreement, Parent may by written notice to the Company (a "Registration Notice") request the Company to register under the Securities Act all or any part of the shares acquired by Parent pursuant to this Agreement (such shares requested to be registered being referred to in this Section 7 as "Registrable Securities") in order to permit the sale or other disposition of any or all shares of the Registrable Securities that have been acquired by or are issuable to Parent upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Parent, including a "shelf" registration statement under Rule 415 under the Securities Act (or any successor provision thereto). Parent shall cause, and shall cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee will own beneficially more than five percent (5%) of the then-outstanding voting power of the Company. Upon a request by Parent for registration of Registrable Securities pursuant to the delivery to the Company of a Registration Notice, the Company shall have the option, exercisable by written notice to Parent within ten (10) business days after the receipt of such Registration Notice, to irrevocably agree to purchase all or any part of the Registrable Securities for cash at a purchase price (the "Option Price") equal to the product obtained by multiplying (x) the number of Registrable Securities so purchased, by (y) the per share average of the closing sale prices of the Company's Common Stock on the Nasdaq National Market for the ten (10) consecutive trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Company hereunder shall take place at a


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closing to be held at the principle executive offices of the Company or its counsel at any reasonable date and time designated by the Company in such notice within ten (10) business days after delivery of such notice. The payment of the Option Price for the shares to be so purchased shall be made at the time of such closing by wire transfer in immediately available funds to an account designated by Parent in writing.

            (b) If the Company shall not elect to exercise its option to purchase Registrable Securities pursuant to Section 7(a) hereof with respect to all Registrable Securities, the Company shall use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice and to keep such registration statement effective for such period (not in excess of one hundred and twenty (120) calendar days from the day such registration statement first becomes effective) as may be reasonably necessary to effect such sale or other disposition; provided, however, that Parent shall not be entitled to more than an aggregate of three (3) effective registration statements hereunder. The obligations of the Company to file a registration statement and to maintain its effectiveness pursuant hereto may be suspended for up to one hundred and twenty (120) calendar days in the aggregate if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect the Company or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder shall not occur within one hundred and twenty (120) calendar days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 7 shall again be applicable to any proposed registration. The Company shall use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or "blue sky" laws of such jurisdictions as Parent may reasonably request and to continue such registration or qualification in effect in such jurisdictions; provided, however, that the Company shall not be required to qualify to do business in, or to consent to general service of process in, any jurisdiction by reason of this provision. If the Company shall effect a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form thereto), the Company shall allow Parent the right to participate in such registration by selling its Registrable Securities, and such participation will not affect the obligation of the Company to effect the registration of Registrable Securities for Parent pursuant to this Section 7; provided however, that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company shall include the shares requested to be included therein by Parent pro rata with the shares intended to be included therein by the Company.

            (c) In connection with the registration of any Registrable Securities pursuant to this Section 7, Parent shall provide the Company with such information with respect to Parent's Registrable Securities, the plan for distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in a registration statement all facts regarding Parent and its


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Registrable Securities required to be disclosed with respect to a registration of Registrable Securities thereunder.

            (d) The Company shall pay all fees and expenses incurred in connection with the registration of Registrable Securities pursuant to this
Section 7, except for underwriting discounts and commissions and the fees and expenses of counsel to Parent, and the Company shall provide to the underwriters all such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration of Registrable Securities pursuant to this Section 7, Parent and the Company agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type, with the underwriters participating in such offering.

            (e) Indemnification.

                (i) The Company shall indemnify Parent, each of its directors and officers and each person who controls Parent within the meaning of Section 15 of the Securities Act, and each underwriter of the Company's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company shall reimburse Parent, and each of its directors and officers and each person who controls Parent within the meaning of Section 15 of the Securities Act, and each underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that the Company shall not be liable in any such case under this Section 7(e)(i) to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission, or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by Parent, or director, officer or controlling person of Parent, or any underwriter seeking indemnification from the Company pursuant to this Section 7(e)(i).

                (ii) Parent shall indemnify the Company, each of its directors and officers and each underwriter of the Company's securities covered by such registration statement and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or


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any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Parent of any rule or regulation promulgated under the Securities Act applicable to Parent in connection with any such registration, qualification or compliance, and Parent shall reimburse the Company, and each of the Company's directors, officers, control persons and underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by Parent for use therein; provided, however, that in no event will any liability for indemnification under this Section 7(e)(ii) exceed the net proceeds of the registered offering received by Parent.

            (iii) Each party entitled to indemnification under this Section 7(e) (the "Indemnified Party") shall give written notice to the party required to provide indemnification under this Section 7(e) (the "Indemnifying Party") promptly after such Indemnified Party has obtained actual knowledge of any claim as to which indemnity may be sought under this Section 7(e), and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; and provided further, however, that the failure of any Indemnified Party to give prompt notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant(s) or plaintiff(s) to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which will not be unreasonably withheld or delayed).

        8. Profit Limitation.

            (a) Notwithstanding any other provision in this Agreement or the Reorganization Agreement, in no event shall Parent's Total Profit (as defined below) exceed $79,000,000 (the "Maximum Profit") and, if Parent's Total Profit otherwise would exceed the Maximum Profit, Parent, at its sole discretion, shall either (i) reduce the number of Option Shares subject to the Option, (ii) deliver to the Company for cancellation Option Shares (or other securities into which such Option Shares are converted or exchanged) previously purchased by Parent, (iii) pay cash to the Company or (iv) any combination of the foregoing, so that Parent's


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actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions; provided, however, that to the extent the payment by the Company of cash to Parent in satisfaction of the Termination Fee pursuant to Section 7.3 of the Reorganization Agreement would cause Parent's Total Profit to exceed the Maximum Profit, then the Company need not pay such cash portion of the Termination Fee.

            (b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount (before taxes) of (A) any excess of (x) the net cash amounts or fair market value of any property received by Parent pursuant to a sale of Option Shares over (y) the Parent's aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by Parent pursuant on the repurchase of the Option by the Company pursuant to Section 6, plus (C) any termination fee paid in cash by the Company and received by Parent pursuant to the Reorganization Agreement, minus (ii) the amounts of any cash previously paid by Parent to the Company pursuant to this Section 8 plus the value of the Option Shares previously delivered by Parent to the Company for cancellation pursuant to this Section 8.

            (c) For purposes of Section 8(a) and clause (ii) of Section 8(b), the value of any Option Shares delivered by Parent to the Company shall be the Market/Tender Offer Price of such Option Shares.

        9. Adjustment Upon Changes in Capitalization; Stockholder Rights Plans.

            (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent will receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

            (b) At any time prior to the termination of the Option pursuant to
Section 4 hereof, and at any time after the Option is exercised (in whole or in part, if at all), the Company shall not adopt (nor permit the adoption of) a stockholders rights plan that contains provisions for the distribution or exercise of rights thereunder as a result of Parent or any affiliate or transferee thereof becoming the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares).

        10. Restrictive Legends. Each certificate representing Option Shares issued to Parent hereunder shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL


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        RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT
        DATED AS OF SEPTEMBER 18, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Parent has delivered to Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act, and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the terms and provisions of this Agreement under circumstances that do not require the retention of such reference.

        11. Listing and HSR Filing. The Company, upon the request of Parent, shall promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its commercially reasonable best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Company Shares subject to the Option at the earliest possible date.

        12. Miscellaneous.

            (a) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Company Shares sold in compliance with the provisions of Section 7 hereof shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of a party hereto. Certificates representing shares sold in a registered public offering pursuant to Section 7 hereof shall not be required to bear the legend set forth in Section 10 hereof.

            (b) Specific Performance. The parties hereto recognize and agree that if for any reason any of the terms and provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that, in addition to other remedies, the other party hereto shall be entitled to an injunction restraining any violation or threatened violation of the terms and provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action will be brought in equity to enforce the terms and provisions of the Agreement, neither party hereto will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

            (c) Entire Agreement. This Agreement and the Reorganization Agreement set forth the entire agreement and understanding of the Company and Parent with respect to the subject matter hereof, and supersede all other prior discussions, agreements and understandings between the Company and Parent, both written and oral, with respect to the subject matter hereof and thereof.

            (d) Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

            (e) Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

            (f) Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as will be specified by like notice):

            If to Parent, to:

                      SunMicrosystems, Inc.
                      901 San Antonio Road
                      Palo Alto, CA 94303
                      Attention:  General Counsel
                      Telephone No.:  (650) 960-1300
                      Telecopy No.:  (650) 336-0530

            with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Attention: Larry W. Sonsini, Esq.
                            Katharine A. Martin, Esq.
                      Telephone: (650) 493-9300
                      Telecopy: (650) 493-6811
               and to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      One Market, Spear Street Tower
                      Suite 3300
                      San Francisco, California  94105
                      Attention:  Michael S. Dorf, Esq.
                      Telephone:  (415) 947-2000
                      Telecopy:  (415) 947-2099

               If to the Company, to:

                      Cobalt Networks, Inc.
                      555 Ellis Street
                      Mountain View, CA 94043
                      Attention:  President
                      Telephone No.: (650) 623-2500
                      Telecopy No.:  (650) 623-2546

               with a copy to:

                      Brobeck, Phleger & Harrison LLP
                      Two Embarcadero Place
                      2200 Geng Road
                      Palo Alto, California 94303
                      Attention:  Rod J. Howard, Esq.
                                  John Montgomery, Esq.
                      Telephone No.: (650) 424-0160
                      Telecopy No.: (650) 496-2885

            (g) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.(h) Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

            (h) Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

            (i) Assignment. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder will inure to the benefit of and be binding upon any successor of a party hereto.

            (j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective thereunto duly authorized officers as of the date first written above.

                                             SUN MICROSYSTEMS, INC.


                                             By: _______________________________

                                             Name: _____________________________

                                             Title: ____________________________



                                             COBALT NETWORKS, INC.


                                             By: _______________________________

                                             Name: _____________________________

                                             Title: ____________________________



                   * * * * * STOCK OPTION AGREEMENT * * * * *